Exhibit 99.1

Laser Photonics Welcomes New Executive VP of Global Operations to Optimize Processes

ORLANDO, FL / February 4, 2026 / Laser Photonics Corporation (NASDAQ:LASE), a global leader in laser systems for industrial and defense applications, today announced the appointment of Ann Tewari as the Executive Vice President of Global Operations.

Ms. Tewari brings more than 35 years of corporate operations and manufacturing leadership experience across aerospace, defense, telecommunications, and advanced industrial environments involving laser-based technologies.

She has led multi-site operations across North America and Europe in senior leadership roles at Northrop Grumman, Raytheon, Comtech Telecommunications, Pratt & Whitney, and other leading organizations, where she managed complex, highly regulated manufacturing operations.

In her role at Laser Photonics, Ms. Tewari will oversee global operations, leading manufacturing optimization and scaling corporate processes to enhance productivity, quality, and delivery performance, supporting sustainable growth.

“Ann joins us at an exciting time for the company,” said Wayne Tupuola, Chief Executive Officer of Laser Photonics. “Following two major acquisitions that expanded our operations, we have been focusing on improving processes and aligning strategies across the company. We expect Ann to put her expertise to work leading complex operations to drive smarter processes, smoother production, and stronger collaboration across our teams.”

Ms. Tewari added: “I’m excited to join Laser Photonics at such a pivotal time. I look forward to building on the teams’ strengths, improving performance, and finding smarter ways to manage costs while keeping everyone focused on one shared goal: delivering value to our customers.”

About Laser Photonics Corporation

Laser Photonics Corporation (NASDAQ: LASE) is a global leader in laser systems for industrial and defense applications. The Company develops and manufactures advanced laser technologies used in cleaning, surface preparation, and precision material processing across demanding operating environments. Laser Photonics serves a broad range of end markets, including defense and government, aerospace, energy, maritime, automotive, and advanced manufacturing. Through a combination of internal development, strategic acquisitions, and partnerships, the Company continues to expand its product portfolio and address new applications where performance, efficiency, and environmental considerations are critical. For more information, please visit laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. These statements are based on current expectations as of the date of this press release and involve risks and uncertainties that may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. We encourage readers to review the “Risk Factors” in our Registration Statement for a comprehensive understanding. Laser Photonics Corp. undertakes no obligation to revise or update any forward-looking statements, except as required by applicable laws or regulations, to reflect events or circumstances after the date of this press release.

Investor Relations Contact

(407) 804-1000
investorrelations@laserphotonics.com